Exhibit 99.1
FOR IMMEDIATE RELEASE

April 29, 2013

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports First Quarter Earnings

DALLAS, TEXAS - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $18.1 million for the quarter ended March 31, 2013.

Total assets at March 31, 2013 were $31.0 billion, compared with $35.8 billion at December 31, 2012. The $4.8 billion decrease in total assets during the first quarter was attributable primarily to a $2.7 billion decline in the Bank's advances and a $1.8 billion decrease in the Bank's short-term liquidity portfolio.

Advances were $15.7 billion at March 31, 2013, compared with $18.4 billion at December 31, 2012. The decline in advances was due in part to a $1.8 billion decrease in advances to the Bank's five largest borrowers as of December 31, 2012. The Bank's lending activities remained subdued during the first quarter due largely to high deposit levels and weak demand for loans at member institutions.

Due to principal repayments on mortgage-backed securities (MBS), the Bank's long-term held-to-maturity securities portfolio declined from $5.2 billion at December 31, 2012 to $5.0 billion at March 31, 2013. The unpaid principal balance of the Bank’s investments in non-agency (private-label) residential MBS (RMBS), all of which are classified as held-to-maturity, totaled $244.1 million at March 31, 2013, compared with $255.6 million at December 31, 2012. The Bank acquired approximately $290 million of U.S. agency MBS during the first quarter. The Bank's long-term available-for-sale securities portfolio, which is comprised entirely of U.S. agency and other highly rated debentures, decreased from $5.77 billion at December 31, 2012 to $5.74 billion at March 31, 2013. The Bank's short-term liquidity portfolio (comprised of non-interest bearing excess cash balances, overnight federal funds sold and overnight reverse repurchase agreements) decreased from $6.1 billion at December 31, 2012 to $4.3 billion at March 31, 2013.

The Bank's retained earnings increased to $588.8 million at March 31, 2013, from $571.9 million at December 31, 2012. On March 29, 2013, a dividend of $1.2 million was paid to the Bank's shareholders. Accumulated other comprehensive loss attributable to the non-credit portion of other-than-temporary impairment losses on the Bank's non-agency RMBS holdings declined from $41.4 million at December 31, 2012 to $39.4 million at March 31, 2013. Accumulated other comprehensive income attributable to net unrealized gains on the Bank's available-for-sale securities portfolio totaled $45.7 million and $22.5 million as of March 31, 2013 and December 31, 2012, respectively.

Additional selected financial data as of and for the quarter ended March 31, 2013 is set forth below. Further discussion and analysis regarding the Bank's first quarter results will be included in its Form 10-Q for the quarterly period ended March 31, 2013 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 12 district banks in the FHLBank System created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to approximately 900 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Three Months Ended March 31, 2013
(Unaudited, in thousands)

	March 31, 2013	December 31, 2012
Selected Statement of Condition Data:

Assets
Investments (1)	$12,842,591	$16,198,823
Advances	15,722,021	18,394,797
Mortgage loans held for portfolio, net	113,305	121,478
Cash and other assets	2,355,587	1,040,231
Total assets	$31,033,504	$35,755,329

Liabilities
Consolidated obligations
Discount notes	$4,557,939	$6,984,378
Bonds	23,605,673	25,697,936
Total consolidated obligations	28,163,612	32,682,314
Mandatorily redeemable capital stock	4,246	4,504
Other liabilities	1,161,076	1,297,877
Total liabilities	29,328,934	33,984,695
Capital
Capital stock — putable	1,109,003	1,216,986
Retained earnings	588,849	571,893
Total accumulated other comprehensive income (loss)	6,718	(18,245)
Total capital	1,704,570	1,770,634
Total liabilities and capital	$31,033,504	$35,755,329

Total regulatory capital (2)	$1,702,098	$1,793,383

For the Three Months Ended March 31, 2013

Selected Statement of Income Data:

Net interest income	$34,809
Other income	3,826
Other expense	18,512
Assessments	2,013
Net income	$18,110

(1)
Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.

(2)	As of March 31, 2013 and December 31, 2012, total regulatory capital represented 5.48 percent and 5.02 percent, respectively, of total assets as of those dates.
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